Exhibit 14.2

PricewaterhouseCoopers AG	KPMG Fides Peat
St. Jakobs-Strasse 25	Badenerstrasse 172
Postfach 3877	CH-8004 Zurich
4002 Basel	Telephone +41 1 249 31 31
Telephone 061 270 51 11	Fax +41 1 249 23 19
Fax 061 270 55 88

Independent Auditors’ Consent

The Board of Directors
Syngenta AG:

We consent to the incorporation by reference in the registration statement No. 333-101794 on Form S-8 of Syngenta AG of our report dated February 27, 2002, with respect to the consolidated financial statements (consolidated income statements, balance sheets, cash flow statements, and statements of changes in equity and notes) of Syngenta AG for the year ended December 31, 2001, which report appears in the December 31, 2003, annual report on Form 20-F of Syngenta AG.

PricewaterhouseCoopers AG		KPMG Fides Peat

/s/ Clive Bellingham	/s/ Gerd Tritschler	/s/ Bruce Mathers	/s/ Erik F.J. Willems
Clive Bellingham	Gerd Tritschler	Bruce Mathers	Erik F.J. Willems
Basel, March 24, 2004		Zürich, March 24, 2004